EXHIBIT 11.1

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
                       ANDRX CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                      (in 000's, except for share amounts)

                                                     1997                       1996                    1995
                                                 ------------              ------------             --------

Net loss                                        $     (7,636)              $     (4,028)            $     (5,187)
                                                ============               ============             ============

Actual weighted average shares
of common stock outstanding                       14,213,100                 12,148,000                9,297,900

Impact of shares issued within
12 months of initial public offering,
after application of the treasury method                   -                          -                   92,000

Impact of warrants granted within
12 months of initial public offering,
after application of the treasury method                   -                          -                   40,400

Impact of options granted within
12 months of initial public offering,
after application of the treasury method                   -                          -                   16,500
                                              --------------             --------------           --------------

Basic and diluted weighted average shares
of common stock outstanding                       14,213,100                 12,148,000                9,446,800
                                                  ==========                 ==========              ===========

Basic and diluted net loss per share           $       (0.54)             $       (0.33)           $       (0.55)
                                               =============              =============            =============
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